UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PerkinElmer, Inc.

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March 16, 2007

Dear Shareholder:

We cordially invite you to attend the 2007 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 24, 2007, at 10:30 a.m. at the company’s corporate offices at 940 Winter Street, Waltham, Massachusetts.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

GREGORY L. SUMME
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2007

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

Page
NOTICE OF ANNUAL MEETING

PROXY STATEMENT	1
General	1
Proposals	1
Votes Required	2

PROPOSAL NO. 1 ELECTION OF DIRECTORS	3

INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES	7
Determination of Independence	7
Director Candidates	7
Communications from Shareholders and Other Interested Parties	8
Board of Directors Meetings and Committees	8
Compensation Committee Interlocks and Insider Participation	10
Report of the Audit Committee	11
Independent Auditors Fees and Other Matters	11
Certain Relationships and Policies on Related Party Transactions	12
Director Compensation	14

BENEFICIAL OWNERSHIP OF COMMON STOCK	16

EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Compensation Committee Report	28
Summary Compensation Table	29
2006 Grants of Plan-Based Awards	31
Outstanding Equity Awards at 2006 Fiscal Year-End	33
Option Exercises and Stock Vested in Fiscal 2006	34
2006 Pension Benefits	35
2006 Non-Qualified Deferred Compensation	37
Potential Payments upon Termination or Change in Control	39
Equity Compensation Plan Information	47

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	49

PROPOSAL NO. 3 APPROVAL OF AMENDMENTS TO THE COMPANY’S ARTICLES OF ORGANIZATION AND BY-LAWS TO REQUIRE A MAJORITY VOTE FOR UNCONTESTED ELECTIONS OF DIRECTORS	49

PROPOSAL NO. 4 SHAREHOLDER PROPOSAL REGARDING PAY-FOR-SUPERIOR- PERFORMANCE	51

OTHER MATTERS	54

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	54

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS	54

APPENDIX A ARTICLES OF AMENDMENT TO PERKINELMER’S ARTICLES OF ORGANIZATION AND BY-LAW AMENDMENT	A-1

APPENDIX B FORM OF PROXY	B-1

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 24, 2007, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year;

3.	A proposal by the company to approve amendments to the company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors.

4.	A shareholder proposal described in the accompanying proxy statement, if presented at the meeting by its proponents; and

5.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 26, 2007 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

GREGORY L. SUMME
Chief Executive Officer and President

March 16, 2007

Admission to the meeting will require an admission ticket and picture identification. If you are a shareholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or a brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership, you will not be admitted to the meeting unless we can verify that you were a PerkinElmer shareholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Mellon Investor Services, Proxy Processing, P.O. Box 3510, South Hackensack, NJ 07606-9210.

PROXY STATEMENT

General

PerkinElmer, Inc. has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 24, 2007 at 10:30 a.m., at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts, and at any adjournment of that meeting. The date of this proxy statement is March 16, 2007, the approximate date on which we first sent or gave the proxy statement and form of proxy to our shareholders.

This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Secretary of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Shareholder Communications, Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our board of directors has fixed the close of business on February 26, 2007 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 121,588,965 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

We previously mailed to shareholders or are enclosing with this proxy statement our annual report to shareholders for 2006. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Telephone: (781) 663-6900, Attention: Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

The first proposal is to elect nine directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all nine nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all nine nominees named in this proxy statement.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year ending December 30, 2007. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is a proposal by the company to approve amendments to the company’s Articles of Organization and By-laws to authorize majority voting in uncontested director elections as further described on the following pages. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the third proposal.

The fourth proposal is a shareholder proposal further described on the following pages. The fourth proposal will not be voted upon at the meeting unless it is presented by its proponents at the meeting. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. If this proposal is voted upon at the meeting, your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “AGAINST” the fourth proposal.

Management does not anticipate a vote on any other proposal at the meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

The affirmative vote of the plurality of the votes cast at the meeting is required for the election of each of the nine directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. Accordingly, shares withheld and broker non-votes, if any, will have no effect on voting on this proposal. The majority vote standard, if approved as described in the third proposal above, would be applicable to the election of the company’s directors at the 2008 annual meeting or any earlier uncontested election of directors.

The affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the ratification of our independent auditors, and for approval of the shareholder proposal (if presented). Accordingly, shares abstaining and broker non-votes, if any, will have no effect on voting on these proposals.

The proposal to amend the company’s Articles of Organization and By-laws to authorize majority voting in uncontested elections of directors must be approved by the holders of two-thirds of the outstanding shares of common stock. Accordingly, shares withheld and broker non-votes, if any, will have the effect of a vote against this proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will fix the number of directors to serve on our board at not fewer than three nor more than thirteen. We currently have ten directors, all of whose terms expire at this meeting. Our charter and By-laws provide that at each annual meeting of shareholders, our nominees for directors will be elected for a one-year term.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2008. All nine nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2006 annual meeting.

Robert F. Friel	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Gregory L. Summe
James C. Mullen	G. Robert Tod
Dr. Vicki L. Sato

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTING THE NINE NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

ROBERT F. FRIEL:    Age 51; Principal Occupation: Vice Chairman and President, Life and Analytical Sciences unit of PerkinElmer. Director of PerkinElmer since 2006.

Mr. Friel currently serves as Vice Chairman of PerkinElmer and President of our Life and Analytical Sciences unit. Prior to being appointed Vice Chairman, he served since October 2004 as our Executive Vice President and Chief Financial Officer with responsibility for business development and information technology in addition to his oversight of our finance functions. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is also a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor Corp.

NICHOLAS A. LOPARDO:    Age 60; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the finance committee and a member of the audit committee.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is Chairman of the board of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. Since 1992, he has served as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation, and is an advisory board member of the Salvation Army. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

ALEXIS P. MICHAS:    Age 49; Principal Occupation: Managing Partner and director of Stonington Partners, Inc., a private investment firm based in New York, New York. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1994. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994 and Senior Vice President of MLCP from 1989 to 1993. He served on the Board of Directors of MLCP from 1989 to 2001 and was a Consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is also a director of BorgWarner Inc., Lincoln Educational Services Corporation, Air Tran Airways, Inc. and a number of privately held companies.

JAMES C. MULLEN:    Age 48; Principal Occupation: President and Chief Executive Officer of Biogen Idec Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since 2004. Member of the compensation and benefits committee and nominating and corporate governance committee.

Mr. Mullen is President and Chief Executive Officer of Biogen Idec Inc. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer (1999-2000); Vice President, International (1996-1999); Vice President, Operations (1992-1998); and Director, Facilities and Engineering (1989-1992). In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation, a global biotechnology leader that creates new standards of care in oncology, neurology and immunology. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving as a director of Biogen Idec, Mr. Mullen is Chairman of the board of directors of the Biotechnology Industry Organization (BIO), a member of the Biomedical Sciences Careers Program and a Trustee of The Rivers School.

DR. VICKI L. SATO:    Age 58; Principal Occupation: Professor of Management Practice, Harvard Business School and Professor of the Practice, Department of Molecular and Cell Biology, Harvard University, Cambridge, Massachusetts. Advisor, Atlas Ventures. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato was appointed Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cell Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Molecular and Cell Biology at Harvard University. Dr. Sato is also a business advisor to Atlas Ventures and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as chair of the overseers of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. She is also a director of Bristol-Myers Squibb Company, Infinity Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., both of which are publicly held biotechnology companies. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

GABRIEL SCHMERGEL:    Age 66; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chairman of the nominating and corporate governance committee, and a member of the compensation and benefits and executive committees.

Mr. Schmergel joined Genetics Institute, Inc. as President and Chief Executive Officer in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and Chief Executive Officer in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School. Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar.

KENTON J. SICCHITANO:    Age 62; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chairman of the audit committee and a member of the compensation and benefits and executive committees.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School.

GREGORY L. SUMME:    Age 50; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the executive committee and a member of the finance committee.

Mr. Summe was named our Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer and elected to our board of directors in early 1998. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe is a director of State Street Corporation. He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

G. ROBERT TOD:    Age 67; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the compensation and benefits committee and a member of the executive and finance committees.

Mr. Tod was co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute and the Ida Cason Callaway Foundation. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain, Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School, and as a Vice President of the Alumni Executive Council of the Harvard Business School. Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Ms. Erickson, Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano or Tod, or Dr. Sato has a material relationship with PerkinElmer, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members.

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the New York Stock Exchange and the Securities and Exchange Commission, and such other factors as the committee deems appropriate. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2008 Annual Meeting,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Gregory L. Summe, Chairman of the Board, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which PerkinElmer tends to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met seven times in fiscal 2006. During fiscal 2006, each director attended 75% or more of the total number of meetings of the board and the committees of which such director was a member. We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meetings of shareholders. In 2006, all directors but one attended our annual meeting of shareholders.

Our board of directors has appointed G. Robert Tod “Lead Director” to, among other responsibilities set forth in our corporate governance guidelines, preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. Our board holds executive sessions of non-management directors preceding or following each regularly scheduled board meeting.

Mr. Summe and Mr. Friel are the only directors who are also employees of PerkinElmer. They do not participate in any meetings at which their compensation is determined.

Our board’s standing committees are audit, executive, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines, and standards of business conduct in the “Corporate Governance” section of the “Investor Corner” of our website, www.perkinelmer.com, or request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors. The current members of our audit committee are Messrs. Sicchitano (Chair), Michas and Lopardo and Ms. Erickson. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Michas and Lopardo and Ms. Erickson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Michas or Lopardo or Ms. Erickson, serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2006.

Executive Committee

Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or By-laws the board is prohibited from delegating. The current members of the executive committee are Messrs. Summe (Chair), Tod, Schmergel and Sicchitano. The board has determined that each of Messrs. Tod, Schmergel and Sicchitano is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Mr. Tod is our Lead Director. Our executive committee held two meetings during fiscal 2006.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Michas, Summe and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Our finance committee held three meetings during fiscal 2006.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Messrs. Schmergel (Chair) and Mullen, Ms. Erickson and Dr. Sato. The board has determined that each of Messrs. Schmergel and Mullen, Ms. Erickson and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee is authorized to retain advisers and consultants and to compensate them for their services. The committee did not retain any such advisers or consultants during fiscal year 2006. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee held four meetings during fiscal 2006.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation.

The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by the board. In addition, the compensation and benefits committee grants stock options and other stock incentives to our officers, and administers our incentive, compensation and executive benefit plans.

The current members of the compensation and benefits committee are Messrs. Tod (Chair), Mullen, Schmergel, and Sicchitano. The board has determined that each of Messrs. Tod, Mullen, Schmergel, and Sicchitano is independent as defined under the rules of the New York Stock Exchange. Our compensation and benefits committee held seven meetings during fiscal 2006.

The compensation and benefits committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has engaged Mercer Human Resource Consulting, which we refer to as Mercer, an external global human resources consulting firm, to conduct an annual review of its total compensation program for executive officers. The committee has also engaged Mercer to provide reviews of director compensation and other topics relevant to executive and board compensation. Mercer provides data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on compensation decisions. Mercer also advises the committee on the structure of executive officer and director compensation programs which includes the design of incentive plans, and the forms and mix of compensation. In order to maintain objectivity and independence, Mercer does not provide other compensation consulting services to PerkinElmer without the prior approval of the chair of the compensation committee. Other units within Mercer may provide nominal services to PerkinElmer which are not related to compensation consulting.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the compensation committee with assistance from our Chief Administrative Officer. Agenda topics are also proposed by committee members. Compensation and benefits committee meetings are regularly attended by our Chief Executive Officer and the Chief Administrative Officer, as well as the Mercer consultant. At each meeting, the committee meets in executive session without the Chief Executive Officer and Chief Administrative Officer present. The Mercer consultant attends executive session as requested by the committee. The committee’s Chairman regularly reports the committee’s recommendations on executive compensation to our board of directors. Our Chief Executive Officer, the Chief Administrative Officer, and other officers may be delegated authority by the committee to fulfill certain administrative duties regarding compensation programs.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2006, the members of the compensation and benefits committee of our board of directors were Messrs. Tod (Chair), Mullen, Schmergel and Sicchitano. As part of a regular rotation of committee assignments, Mr. Schmergel replaced Mr. Lopardo on the compensation and benefits committee in April 2006.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2006;

•	Discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP its independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chairman
Tamara J. Erickson
Nicholas A. Lopardo
Alexis P. Michas

Independent Auditors Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2006 fiscal year and the 2005 fiscal year:

	Fiscal 2006	Fiscal 2005
Audit Fees	$3,380,000	$3,421,000
Audit-Related Fees	493,000	674,000
Tax Fees	1,711,000	1,894,000
All Other Fees	0	0

Total Fees	$5,584,000	$5,989,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our auditors in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $1,200,000 in fiscal 2006 and to $1,120,000 in fiscal 2005) and expatriate tax return preparation and assistance (fees for which amounted to $360,000 in fiscal 2006 and $361,000 in fiscal 2005) accounted for $1,560,000 of the total tax fees paid for fiscal 2006 and $1,481,000 of the total tax fees paid for fiscal 2005. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $151,000 for fiscal 2006 and $413,000 for fiscal 2005.

All Other Fees

There were not any fees for other services in either fiscal 2006 or 2005.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent auditors during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

On a semi-annual basis, our management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent auditors. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent auditor, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies On Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, have a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of Mercer. Mercer provides data on director compensation programs at a number of companies identified by the committee and Mercer as industry peers.

In 2006, annual compensation for non-employee directors consisted of a cash retainer and equity compensation comprising stock and stock option grants. Each of these components is shown in the following table and described in more detail below.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(3)	Option Awards ($) (1)(2)(3)	Total ($)
G. Robert Tod	$70,000	$60,026	$40,405	$170,431
Kenton J. Sicchitano	$70,000	$60,026	$40,405	$170,431
Tamara J. Erickson	$50,000	$60,026	$38,803	$148,829
Nicholas A. Lopardo	$50,000	$60,026	$38,803	$148,829
Alexis P. Michas	$50,000	$60,026	$38,803	$148,829
James C. Mullen	$50,000	$60,026	$49,826	$159,852
Dr. Vicki L. Sato	$50,000	$60,026	$38,803	$148,829
Gabriel Schmergel	$50,000	$60,026	$38,803	$148,829

NOTES

(1)	The grant date fair value of the stock options granted to each director in 2006 was $57,666. The grant date fair value of the shares granted to each director in 2006 was $60,026 (these shares were not subject to restriction or vesting).
(2)	As of December 31, 2006, directors held total stock options outstanding as follows: Mr. Tod: 69,506; Mr. Sicchitano: 55,506; Ms. Erickson: 55,352; Mr. Lopardo: 60,352; Mr. Michas: 42,352; Mr. Mullen: 28,159; Dr. Sato: 42,352; and Mr. Schmergel: 60,352. Our directors held no shares of restricted stock as of December 31, 2006.
(3)	These columns reflect the values recognized for stock and option awards for financial statement reporting purposes for the fiscal year ended December 31, 2006 and thus may include amounts from awards granted during and prior to 2006. Please see a discussion of all assumptions used in the valuation of these awards in Note 19 to the consolidated financial statements in our 2007 Form 10-K.

Annual Cash Retainer

Non-employee directors were paid an annual cash retainer of $50,000 in 2006. The Lead Director and the audit committee Chair were each paid an additional annual cash retainer of $20,000. The retainer is prorated for non-employee directors who serve for only a portion of the year. The retainer is also prorated if the director attends fewer than 75% of board meetings for the year. The retainer is paid in four quarterly installments. Directors may elect to defer the cash retainer into our deferred compensation plan.

Equity Compensation

Stock Options:    New non-employee directors receive an initial, one-time stock option grant of 10,000 shares of our common stock. Non-employee directors receive an annual stock option grant which has a fair market value of $55,000 on the date of the award. In 2006, each non-employee director was awarded options to purchase 6,440 shares of our common stock at a per share exercise price of $21.67. The 2006 stock options were granted following the annual shareholders meeting, on the third business day after our first quarter earnings release.

Stock options granted to non-employee directors in 2005 and later, vest in three equal annual installments beginning one year from the grant date, and may be exercised for seven years from the grant date. Stock options granted prior to 2005 have vesting and expiration terms as follows: stock options granted in 2004 vest in four equal annual installments and expire ten years from the date of grant; stock options granted in 2003 vest in four equal annual installments and expire seven years from the date of grant; stock options granted in 1999 through

2002 vest in three equal annual installments and expire seven years from the date of grant. Directors who were on the board in 1999 also received a stock option grant as consideration for termination of a director charitable contribution program which vested 100% upon the director attaining five years of board service and expires ten years from the date of grant. All options granted to non-employee directors have an exercise price equal to the fair market value on the date of grant and become exercisable in full upon a change in control. Directors who leave the board have three months to exercise their vested options, after which the options are cancelled, except for departures due to death or disability, in which case the options may be exercised for up to one year, and in the event of retirement from the board, in which case options may be exercised for three years. Directors qualify for retirement after attaining age 55 and ten years of service.

Stock Awards:    Non-employee directors receive an annual award of PerkinElmer common stock which has a fair market value of $60,000 on the date of the award. The stock award is prorated for non-employee directors who serve for only a portion of the year. In 2006, each non-employee director was awarded 2,770 shares. The 2006 shares were granted following the annual shareholders meeting, on the third business day after our first quarter earnings release. Directors may defer the receipt of shares into our deferred compensation plan.

Deferred Compensation Plan

Directors may defer receipt of all or a portion of the cash retainer or stock awards. Deferred cash may be invested in a selection of mutual funds, or in PerkinElmer common stock, as selected by the director. Deferred stock must be held in the plan as PerkinElmer common stock. Investments in the deferred compensation plan are notional. All earnings in this plan are market-based and earnings are not guaranteed. For more information about this program, see “Executive Compensation—Non-Qualified Deferred Compensation Plan” in the “Compensation Discussion and Analysis” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

We expect each non-employee director to own, within three years of the director’s election to our board, PerkinElmer stock with a fair market value equal to at least three times the annual cash retainer ($150,000 for 2006). Shares held in the deferred compensation plan are counted in ownership. As of February 15, 2007, all of our directors were in compliance with the stock ownership guidelines. See “Beneficial Ownership of Common Stock”, below, for the stock ownership of our directors.

Director Compensation Changes

Based on an analysis conducted by Mercer of peer company non-employee director compensation, the board of directors approved changes to the director compensation program on March 2, 2007 which will become effective on the date of our 2007 Annual Meeting. The changes were adopted in order to enable PerkinElmer to continue to attract and retain highly-qualified board members. The peer companies included in the analysis were the same group used for executive compensation purposes. Please refer to the “Compensation Discussion and Analysis—External Market Practices” for more information about the peer group.

Under the new non-employee director compensation program, the annual cash retainer will increase to $70,000 and the annual stock award will have a fair market value of $100,000 on the date of grant. The additional annual cash retainer for the Lead Director and the audit committee Chair will increase to $25,000. The value of the initial and annual stock option awards will not change. The director stock ownership guidelines will change to require each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer ($350,000) within five years of the director’s election to our board.

As noted above, our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2007 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after February 15, 2007 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
Jeffrey D. Capello	38,151	35,299	211,990	285,440	*
Tamara J. Erickson	15,352	—	40,101	55,453	*
Robert F. Friel	283,284	37,174	1,196,126	1,516,584	1.2%
Nicholas A. Lopardo	18,189	19,367	45,101	82,657	*
Manning & Napier Advisors, Inc. (5)	6,228,292	—	—	6,228,292	5.1%
Alexis P. Michas	30,818	38,605	27,101	96,524	*
James C. Mullen	14,810	—	12,382	27,192	*
John A. Roush	63,687	18,607	125,150	207,444	*
Vicki L. Sato	17,002	—	27,101	44,103	*
Gabriel Schmergel	31,852	—	45,101	76,953	*
Kenton J. Sicchitano	16,092	—	39,817	55,909	*
Gregory L. Summe	282,714	480,704	4,081,863	4,845,281	4.0%
G. Robert Tod	45,452	—	53,817	99,269	*
Richard F. Walsh	39,650	145,712	1,004,487	1,189,849	1.0%
All executive officers, directors, and nominees for director of the company as a group, 15 in number	943,459	793,471	6,941,286	8,678,216	7.1%

NOTES

*	Less than 1%

(1)	Except to the extent noted below, each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan and shares of restricted stock which may not be sold until they have fully vested.

(2)	This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts, including the following numbers of shares over which the identified director has shared voting and investment power but as to which he disclaims beneficial interest: Mr. Michas (20,500 shares).

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2007 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007 by Manning & Napier Advisors, Inc., reporting sole power to vote or direct the vote over 5,441,857 shares and sole power to dispose or direct the disposition of 786,435 shares. The address of Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate in a fast-paced, ever-evolving industry in which there is a high level of competition for market share and talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the company to be successful in a highly competitive environment, and to enhance shareholder value. Our executive officer compensation program structure supports our business strategy to enhance the value of our shareholder’s investment by driving top-line results while remaining focused on cash flow performance and increased operating productivity. More information about our businesses and products is available at our website, http://www.perkinelmer.com.

Oversight of the Executive Compensation Program

The compensation and benefits committee of our board of directors, which we refer to as the committee, directs the design and oversees the operation of our executive compensation programs. A detailed discussion of the committee’s structure, roles and responsibilities and related matters can be found above under the heading “Board of Directors Meetings and Committees”. This disclosure includes a description of the role of Mercer in advising the committee on various matters related to the company’s executive compensation program.

Executive Compensation Philosophy and Core Principles

PerkinElmer and the committee apply the following compensation philosophy and core principles in structuring the compensation of our executive officers, including the executive officers named in the Summary Compensation Table below. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, management, specifically Mr. Summe, our Chief Executive Officer, and Mr. Walsh, our Senior Vice President and Chief Administrative Officer, and the committee, working with Mercer, have established core principles to guide the design and operation of our compensation program. We aim to:

•	provide competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to reward executives for results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of the shareholders,

•	ensure that compensation in the aggregate is commensurate with PerkinElmer’s results,

•	ensure that the total executive compensation program is affordable, including its impact on earnings,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate among executives an ownership culture,

•	be flexible to respond to changing needs of the business, and

•	be transparent so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short-term incentive plan, performance unit plan, and performance-contingent restricted stock plan (each discussed more fully below), actual payments may exceed median when our performance exceeds PerkinElmer’s targeted objectives or the performance of competitors, and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity (comparably positioned executives should have comparable award opportunities).

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for its executives remains in the targeted median pay range, and makes adjustments when needed. This assessment includes evaluation of base salary, short-term incentive opportunities and long-term incentive opportunities against a peer group of industry companies with which we compete for executive talent and in other business matters, supplemented with industry-specific survey data for companies of comparable organization size to PerkinElmer (as measured by annual revenues). The committee assesses the data by looking for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, rewards such as health benefits and retirement programs and perquisites are regularly assessed relative to the market.

Each year, the committee, working with Mercer, reviews its peer group to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. In 2006, the committee reviewed industry peer companies and developed a peer group so that the median annual revenue of the companies in the peer group approximated the annual revenues of the company. In 2006, the peer group used by the committee for pay comparisons and for evaluating our relative performance included:

•	Agilent Technologies, Inc.

•	Applera Corporation

•	Beckman Coulter, Inc.

•	Becton Dickinson & Co.

•	Dade Behring Holdings, Inc.

•	Fisher Scientific International, Inc.

•	Invitrogen Corporation

•	Millipore Corporation

•	Pall Corporation

•	Roper Industries, Inc.

•	Sigma Aldrich Corporation

•	Thermo Electron Corporation

•	Varian Inc.

•	Varian Medical Systems, Inc.

•	Waters Corporation

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of the individual business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations in the case of named executive officers other than the Chief Executive Officer. In looking at historical compensation, the committee looks at the progression of salary increases over time and also looks at the unvested and vested value inherent in equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation as it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above in developing his recommendations for compensation. The committee discusses each named executive officer in detail and the Chief Executive Officer’s recommendations, including how the recommendations compare against the external market data and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Our Chief Executive Officer is evaluated by the full board of directors for his performance against his goals for the year. In addition, he provides a self-assessment of his performance. The committee discusses the Chief Executive Officer’s self-assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session (without the Chief Executive Officer present). The committee considers the factors mentioned above for the Chief Executive Officer in the same manner as for any other named executive officer. Working with Mercer, the committee determines and approves the Chief Executive Officer’s salary, short-term incentive plan payment under the Performance Incentive Plan, which we refer to as the PIP (consistent with the terms of the plan as described below), and long-term incentive program awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors on the board of directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the company, the named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. Our Chief Executive Officer has over 85% of his target pay at risk and on average our other named executive officers have 80% of their target pay at risk (that is, subject to either performance requirements and/or service requirements). This includes the target PIP incentive, stock options, performance-contingent restricted stock and performance units. Additionally, to align executive officer compensation with long-term corporate success, the majority of the named executive officers’ pay is in the form of long-term incentive compensation. Seventy-five percent of our Chief Executive Officer’s total target compensation and over 65% of the named executive officers’ total target compensation (excluding benefits) on average is delivered through long-term incentive compensation based on fair market value on date of grant. Also, to align the interests of executive officers with shareholders and to support an ownership culture, two-thirds of the named executive officers’, including the CEO’s, long-term incentive compensation opportunity is provided using equity-based vehicles (stock options and performance-contingent restricted stock).

Forms of Long-term Incentive Compensation.    As implemented in 2004, our long-term incentive program for executive officers comprises stock options, performance-contingent restricted stock and cash-based performance units. (Please see “Components of the Executive Officer Compensation Program – Long-Term Incentive Program” below for a discussion of specific features of each element). For the named executive officers in 2006, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third in performance-contingent restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation. In structuring the 2004 program (the design of which the committee reviewed and continued to use in 2005 and 2006), the committee believed it was important to retain stock options as a significant element of the program to continue to achieve the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. However, in light of many market factors that can impact an individual company’s stock performance other than the performance of the company itself, and the consequent imperfect connection between a company’s stock price performance and the performance of the underlying business, the committee felt it was important to tie a significant portion of the value of the program to the achievement of specific internal financial goals, rather than just stock price appreciation. Accordingly, the committee introduced the use of performance-contingent restricted stock and performance units.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of the executive compensation package that is tied to short-term or long-term performance. In evaluating results, the committee looks at financial metrics at both the company and the strategic business unit

(SBU) level. At the company level, the primary metrics are earnings per share and free cash flow (which we define as adjusted operating cash flow less adjusted capital expenditures). At the SBU level, the metrics are free cash flow and net operating profit after tax. The committee selected these metrics to capture the most important aspects of bottom line performance in the form of profitability and cash generation. Profitability and strong cash flow provide us with the means to invest in product and service innovation, and in business development opportunities which fuel revenue growth. We believe that the combination of strong top and bottom line financial performance and a solid balance sheet create shareholder value growth that is sustainable over the long term. In establishing performance objectives, the committee also reviews the performance of the industry peer group, recognizing that no other company or group of companies will ever be perfectly comparable to our company, and that there could be situations where, in the judgment of our board of directors and the committee, we are performing favorably compared to peers and yet, because of portions of their businesses that are not comparable or other external factors, the performance of these companies is in absolute terms superior to ours. More information about the performance metrics for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2006, our executive officer compensation program consisted of:

•	Base salary

•	Short-term incentive program

•	Long-term incentive program (consisting of stock options, performance-contingent restricted stock and performance units)

•	Perquisites and other benefits

In 2006, the committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the named executive officers in connection with compensation decisions. The specific rationale, design, reward process, and related information for each element are outlined below.

Our 2001 Incentive Plan and our 2005 Incentive Plan were each approved by shareholders (at our 2001 and 2005 Annual Meetings, respectively). These plans give the committee the latitude to design cash and stock-based incentive programs which promote high performance and the achievement of corporate goals. Employees, including our named executive officers, and non-employee directors are eligible to receive awards under these plans. The committee approved stock and cash-based awards to the named executive officers under both of these plans in 2006. Stock options were also awarded in 2006 to employees below the executive officer level from our non-shareholder approved Life Sciences Plan. For more information about the Life Sciences Plan, please see “Non-Shareholder Approved Plans” below.

Our 2001 and 2005 Incentive Plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. Stock options must be granted with a per share exercise price no less than 100% of the fair market value of one share of our common stock on the date of grant. The committee establishes the terms and conditions of each award, including vesting and performance criteria and the term of the award. In general, stock options are currently awarded with three-year annual vesting and expire seven years after the date of grant. Awards of restricted stock may carry performance-based vesting or time-based vesting. Performance-contingent restricted stock granted to officers under the LTIP program is described in more detail below (see “Long Term Incentive Program”).

More information about our equity grant practices is provided below under “Long Term Incentive Program—Equity award granting practices.”

Base Salary

Base salary levels for executive officers are determined based on the executive’s position, experience and performance, and competitive market data. Generally, base salary is benchmarked to the median of the relevant competitive market for the position or peer group, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business as well as compensating the executive for day-to-day efforts. Please see “Compensation Policies—Other Factors Influencing Compensation,” above, for a discussion of factors taken into account in setting base salaries for the executive officers and the process of adjusting salaries. Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term incentive award is expressed as a multiple of base salary, a higher base salary will result in a higher short-term incentive award, assuming the same level of achievement against goals. Additionally, as the committee establishes target total long-term incentive award opportunities for each of the named executive officers (as more fully described below) and as these targets are expressed as a percentage of base salary, a higher base salary will result in a higher long-term incentive target award opportunity.

The salaries for all of the company’s named executive officers in 2006 are shown in the Summary Compensation Table that follows this report. Messrs. Summe, Friel and Capello received base salary increases in 2006. Working with Mercer, the committee reviewed the total compensation of each officer. The analysis included a review of market survey data and peer company data for comparable positions. As a result of this analysis, and in light of his contribution and value to the organization, the committee increased Mr. Summe’s annual base salary. Messrs. Friel and Capello assumed new and expanded roles in 2006. Based on the market and peer group analysis for these positions, the committee determined that base pay increases for these executives were appropriate.

Short-Term Incentive Program

The Performance Incentive Plan (PIP) is our short-term incentive program and is a core component of our pay-for-performance philosophy. The program year consists of two performance periods, which run from January 1st to June 30th, and from July 1st to December 31st. The committee and our management believe that shorter cycles support our business strategy of responding quickly to external cycle and business changes.

The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as earnings per share), the weighting of each measure toward the executive’s total award, and the performance goal (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on market practice (target PIP opportunities are generally positioned at the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target PIP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should only exceed median levels when performance exceeds PerkinElmer’s targeted objectives or the performance of industry peers. Because the Chief Executive Officer has a broad role with final accountability for PerkinElmer’s performance, the committee has set his target opportunity higher than for other named executive officers. In addition, in 2006, Mr. Roush’s PIP target was increased to 70% in order to align his short-term incentive opportunity with internal and external peers.

The 2006 target PIP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual PIP Award Opportunity Expressed as % of Base Salary
Gregory L. Summe	100%
Robert F. Friel	70%
Jeffrey D. Capello	70%
Richard F. Walsh	70%
John A. Roush	70%

Performance measures

The committee established PIP performance goals for the first half of 2006 at the committee meeting held in January 2006 and PIP performance goals for the second half of 2006 at the committee meeting held in July 2006. These performance goals reflected the 2006 operating plan and budget reviewed by our board of directors. Payments are awarded, depending on the degree of achievement of the specific performance objectives, following the end of each performance period. Participants may defer their awards under our deferred compensation program (please see “Non-Qualified Deferred Compensation,” below).

The performance goals and weightings for both the first and second half of the 2006 PIP program were as follows:

	PIP Goals and Weightings
	Corporate EPS	SBU NOPAT	Free Cash Flow
Corporate	50%		50%
Life and Analytical Sciences (LAS)		50%	50%
Optoelectronics		50%	50%

The weighting of each goal is recommended by the CEO and approved by the committee. Each of our named executive officers was assigned to Corporate, LAS (Life and Analytical Sciences) or Optoelectronics PIP goals, or a combination of these goals, in order to align the named executive officer’s PIP goals with his organizational responsibilities.

We believe that the inclusion of EPS in our incentive plans keeps our management team focused on operating a profitable business, which is critical to creating shareholder value. NOPAT (net operating profit after tax) serves a similar purpose at the strategic business unit level, which ultimately impacts corporate earnings. Free cash flow is important because it allows us to pursue opportunities that enhance shareholder value such as investments in innovation and strategic business development. Performance against goals may be adjusted for acquisitions and divestitures during the performance period.

To reflect our focus on growth and its importance to our business objectives, the committee has added organic revenue growth to the PIP program performance measures in 2007.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “threshold”, “target” and “maximum”. If results fall below the threshold goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable.

The range of performance goals is set based on our annual operating plan. External performance expectations are also considered. Goals associated with above-target payment are challenging and provide incentive for stretch performance.

2006 Payments

Throughout the year, the committee reviews progress against company and SBU goals. Following the close of each performance cycle, the committee determines the extent to which the performance criteria have been achieved, and if they have, the amount of the award earned. This determination is formulaic, although the committee can exercise its discretion to reduce the amount of the award earned for the performance achieved. Our plan imposes no limits on the level of negative discretion the committee may apply.

In any year, the committee may grant discretionary bonuses in select cases where an executive has performed at an exceptionally high level and/or has accomplished specific extraordinary corporate or individual objectives outside the parameters of the formal short-term incentive plans.

For 2006, Messrs. Summe, Friel, Capello, Walsh and Roush were paid total PIP awards in the amount of $1,130,000, $419,790, $300,580, $281,695 and $231,793, respectively. Expressed as a percentage of base salary at fiscal year end, the payments were as follows: Mr. Summe: 113%; Mr. Friel: 76%; Mr. Capello: 79%; Mr. Walsh: 75%; and Mr. Roush: 66%.

In addition to and separate from the PIP, the committee established individual performance objectives for Mr. Summe and evaluated his performance against those objectives in three categories: strategic, operational and organizational. Based upon this evaluation, the committee paid Mr. Summe a performance bonus for 2006 of $120,000. Therefore, in combination with the PIP bonus payment Mr. Summe’s total bonus paid for 2006 was $1,250,000.

Additional bonuses separate from the PIP were also awarded to Mr. Friel in the amount of $83,958, and to Mr. Capello in the amount of $60,116, based on superior performance against individual goals.

We intend for payments under the PIP to qualify as “performance-based” as required to obtain a tax deduction under Section 162(m) of the Internal Revenue Code.

Long-Term Incentive Program

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align their financial interests with those of shareholders. Our Long-Term Incentive Program, referred to as LTIP, consists of non-statutory stock options, performance-contingent restricted stock and performance units. Performance-contingent restricted stock and performance units were introduced in 2004. The committee’s rationale for making the change in 2004 and continuing this approach to long-term incentives in 2005 and 2006 was to align the executive compensation program more strongly with key financial results and with evolving market practices. The committee retained stock options as part of the LTIP to continue the focus on shareholder returns. As more fully described below, the performance-contingent restricted stock and performance unit awards focus executive officers on the important drivers of long-term shareholder value: earnings performance, improved net income margin and cash flow.

Long-term incentives are granted annually. For 2006, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels (with median award values used as the reference point). The committee believes that market competitive data should reflect both long-term incentive values and the vehicles being used by industry peers.

In all cases, 2006 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with their duties and contributions. These targets were expressed as a percentage of each named executive officer’s base salary.

The LTIP target opportunity was divided evenly between the three award types (stock options, performance-contingent restricted stock, and cash-based performance units), reflecting the committee’s belief that award values should be weighted heavily to the achievement of specific financial goals (two-thirds of the award is delivered in the form of performance-contingent restricted stock and performance units) while retaining significant focus on stock price appreciation. This balanced use of award vehicles also reflects the committee’s focus on efficient use of equity as an award vehicle.

The award value associated with stock options is divided by an approximate Black-Scholes value of the option, resulting in the number of shares to be granted under option. The award values associated with restricted stock and performance units are both divided by the stock price on the date of grant, resulting in the number of restricted shares and performance units to be granted.

We manage our share reserve carefully. At the end of 2006, we had 7.1 million shares reserved for future equity grants. We had 12.9 million outstanding options and unvested shares, which represents 10.5% of our common shares outstanding. In 2006, we granted 2.1 million shares (including shares granted under options and stock grants) or 1.7% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. Generally, the company targets an annual share dilution rate approximating the industry peer median.

The three components of LTIP are as follows:

Stock options

Stock options are issued with an exercise price at 100% of the fair market value on the date of grant to assure that executives will receive a benefit only when the stock price increases (for more information about our equity grant practices, please see “Equity award granting practices” below). One-third of each 2006 option grant vests on the first anniversary of the grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options, if not exercised, expire in seven years (or earlier in the case of termination of employment). Retaining key talent is an important objective for the committee in establishing the vesting schedule. Our employment agreements with our named executive officers provide for acceleration of vesting in certain situations, such as a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below.)

Performance-contingent restricted stock

We grant performance-contingent restricted stock to focus executive officers on sustained financial improvement over time. In 2004, 2005 and 2006, the committee granted restricted shares to the named executive officers which were to vest annually in equal increments over a three-year period based on the achievement of increasing earnings goals. For example, the restricted shares granted in 2004 were to vest based upon achievement of earnings goals assigned for fiscal years 2004, 2005 and 2006. Performance goals were set based on our extended business projections and provide an incentive for strong and competitive earnings growth. If performance conditions are not met on or before the end of the third fiscal year, the unvested shares are forfeited. Goals may be adjusted for certain events including acquisitions, divestitures, and other non-recurring events as approved by the committee.

Based on achievement in excess of the 2006 earnings goal, one-third of the restricted shares granted in 2005 to the executive officers named in the Summary Compensation Table vested on December 31, 2006 in the following amounts: Mr. Summe: 36,786 shares, Mr. Friel: 15,435 shares, Mr. Capello: 5,774 shares, Mr. Walsh: 7,339 shares, and Mr. Roush: 3,333 shares. One-third of the restricted shares granted to the executive officers in 2006 also vested on December 31, 2006 based on achievement above the 2006 earnings goal as follows: Mr. Summe: 27,979 shares, Mr. Friel: 16,855 shares, Mr. Capello: 6,742 shares, Mr. Walsh: 5,731 shares, and Mr. Roush: 6,742 shares. The 2006 earnings goal set for shares granted in 2004 was not met, resulting in forfeiture of the following number of restricted shares: Mr. Summe: 23,334 shares, Mr. Friel: 10,000 shares, Mr. Capello: 3,334 shares, and Mr. Walsh: 5,334 shares.

Performance units

The performance unit program provides cash award opportunities based on sustained operational excellence. The program is based on a combination of financial measures in addition to stock price. For the three-year performance period that began on January 1, 2006, the program goals relate to earnings, net margin improvement and free cash flow performance against targets set for the fiscal year ending December 31, 2008.

In 2006, each officer was assigned a target value equal to one-third of the total long-term incentive target opportunity (as more fully described above) which was converted into a number of units using PerkinElmer’s stock price on the date of grant. The units earned are determined by multiplying the number of units assigned to an officer by a performance factor, ranging from 0% to 200%, determined by applicable earnings, net margin improvement, and free cash flow performance of the company against the pre-established goals. The earnings performance factor is weighted 50%; the net margin improvement and free cash flow factors are each weighted 25%. Minimum, target and maximum goals are assigned for each performance factor. If the minimum goal is not met, no payment will be made for that performance factor. Performance goals were set based on our extended business projections and provide an incentive for strong and competitive earnings growth coupled with effective cash flow management. Awards are paid in cash, determined by multiplying the number of units earned by the stock price at the end of the fiscal year in which the performance goal is to be attained. Evaluation of achievement against goals, and any resulting payment for performance units granted in 2006, will be conducted at the end of the three-year performance period (2008). Goals may be adjusted for certain events including acquisitions, divestitures, and other non-recurring events as approved by the committee.

In 2004, the named executive officers were granted performance units with performance goals assigned for the 2004, 2005 and 2006 fiscal years. This was the introductory year for performance units; therefore the goals and associated payments were spread over three years as follows: 20% of the units would be paid based on achievement of financial goals in 2004; 30% of the units would be paid based on achievement of financial goals in 2005; and 50% of the units would be paid based on achievement of financial goals in 2006. Payments for performance against 2004 and 2005 goals were disclosed in our proxy statements for 2005 and 2006 respectively.

Based on achievement in excess of earnings, net margin improvement and free cash flow goals for fiscal year 2006, the following payments were made to our executive officers in connection with performance units granted in 2004: Mr. Summe: $1,556,100; Mr. Friel: $666,900; Mr. Capello: $222,300; Mr. Walsh: $355,680; and Mr. Roush: $222,300. These awards are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this proxy statement.

For performance units granted in 2007, the net margin improvement performance measure will be replaced by organic revenue growth in recognition of our continued business focus on growth and its importance as a key measure of our success.

Equity award granting practices

The committee evaluates annual grants to officers, including the named executive officers, and other employees at the first committee meeting of each year. The approved grants become effective, and the exercise price is set, on the third business day following the release of full year earnings, which corresponds with the first day of the employees’ open trading window, and is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance. Stock options for newly hired employees are granted on the employee’s date of hire.

The stock option exercise price is set at the average of the high and low price on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low. The board administers all equity grants within the authority bestowed upon it by PerkinElmer’s shareholder-approved incentive plans, including the 2001 and 2005 Incentive Plans which were approved by shareholders in 2001 and 2005, respectively.

Other Benefits and Perquisites

In addition to base salary, short-term incentive awards, and long-term incentive awards, our executive officers also participate in certain employee benefit programs we provide. These benefit programs are designed to be competitive with market practices, and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

401(k) Qualified and Excess Plans

All of our United States employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes company matching contributions.

Select executives, including the named executive officers, are eligible to participate in our 401(k) Excess Plan. The plan is designed only to provide the benefit which the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. The matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess Plan, the Nonqualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance).

Deferred Compensation Plan

A select group of highly compensated management employees, including the named executive officers and our directors, are also eligible to participate in our Nonqualified Deferred Compensation Plan. The Nonqualified Deferred Compensation Plan allows participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2006 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

Most of our United States employees employed as of January 31, 2001 by our Optoelectronics business are active participants in our tax-qualified defined benefit plan. On January 31, 2001, the plan was closed to new employees, and employees of our Life Sciences business generally ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments SBU as of March 15, 2003. Three of our named executive officers, Messrs. Summe, Friel and Walsh, are entitled to the benefit they accrued prior to March 15, 2003, which is shown in the Pension Benefits table. Mr. Capello joined PerkinElmer after the plan was closed to new entrants. Mr. Roush continues active accruals in the plan because he is employed by our Optoelectronics business unit and was hired prior to January 31, 2001.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, which we refer to as our SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Messrs. Summe, Friel and Walsh are active participants. Mr. Capello joined PerkinElmer, and Mr. Roush was promoted to officer status, after the plan was closed to new entrants, and therefore they do not accrue SERP benefits. Generally participants are eligible to receive benefits under the SERP when they have completed five years of service and have reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, these age and service requirements are waived.

The change in the value of SERP benefits in 2006 is shown in the Summary Compensation Table, and the full value of the benefit at normal retirement age is shown in the Pension Benefits Table, below.

Additional benefits and perquisites

We provide a limited number of personal benefits to our named executive officers which are competitive with overall market practices. These benefits include:

•

Automobile Allowance:    The named executive officers receive an automobile allowance which is paid through the bi-weekly payroll as regular taxable income. Mr. Summe’s car allowance amounts to $25,000 annually. The other named executive officers receive a car allowance which amounts to $17,500 annually.

•

Financial Planning:    The named executive officers are paid a financial planning allowance in order to assist them with financial and estate planning. The allowance is paid in a lump sum as regular taxable income. Mr. Summe’s annual financial allowance payment is $20,000. The other named executive officers receive an annual financial allowance payment of $12,000.

•	Executive Physical: All of the named executive officers are eligible to receive reimbursement for a full annual executive physical at the facility of their choice.

•

Executive Life and AD&D Insurance:    The named executive officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary.

•	WorldClinic: This benefit provides round-the-clock access to doctors while traveling internationally or domestically.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make a matching gift to the qualified charitable institution of the named executive officer’s choice up to an annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for the other named executive officers.

The Chief Executive Officer is also provided limited personal use of an aircraft in which we own a fractional interest. His personal use is capped at a maximum of 50 hours per year. Mr. Summe pays tax on the value of his personal use of the aircraft.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. They are also necessary to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination where the executive has “good reason”, as these terms are defined in the agreements. The amounts of the benefits under the agreements are enhanced if the termination is associated with a change in control and a tax gross-up is provided, if necessary, to make the executive whole for any excise taxes imposed under Internal Revenue Code. Effective upon a change in control, 100% of the named executive officer’s stock options and restricted shares vest.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining these key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the payments which the named executive officers would receive under different termination circumstances, are set forth below in “Potential Payments Upon Termination or Change In Control”.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership levels are determined including stock acquired through the open market, through the exercise of stock options after which the shares are held, and shares granted under restricted stock grants. Shares held in the 401(k) and deferred compensation plans are also counted. Stock options are not taken into account. The committee expects the Chief Executive Officer to hold shares with a fair market value of at least two times his annual base salary. The ownership guideline for our senior vice presidents and above (including our other named executive officers) is one and one-half times their annual base salary. As of February 15, 2007, all of our named executive officers were in compliance with these stock ownership guidelines.

Clawback Policy

Officers, including our named executive officers, who are granted stock options under the Long-Term Incentive Program sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business as defined in the Agreement, within two years after the officer’s termination date.

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and the four other most highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Where necessary, the committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards, performance unit awards (other than under the 2004 long-term incentive program, or 2004 LTIP) as well as the objective component of awards it makes under the PIP, as performance-based compensation for this purpose. However, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. To this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Specific to compensation reported in this proxy statement as paid for fiscal year 2006, the following elements do not meet the design requirements of Section 162(m): the performance bonuses paid outside of the regular PIP program to Mr. Summe, Mr. Friel and Mr. Capello; the performance-based restricted stock granted in 2005 and 2006 which has vested; and the performance unit payments associated with the 2004 LTIP. The performance units granted in 2005 and 2006 were designed to meet the requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

G. Robert Tod, Chairman
James C. Mullen
Gabriel Schmergel
Kenton J. Sicchitano

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2006 fiscal year of (1) our Chief Executive Officer during 2006, (2) our Chief Financial Officer during 2006, and (3) the other three most highly compensated executive officers for 2006, all of whom were serving as executive officers as of December 31, 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation(3)(4) ($)	Change in Pension and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Gregory L. Summe Chairman of the Board, Chief Executive Officer and President	2006	$998,077	$1,486,930	$1,300,889	$2,806,100	$347,483	$259,403	$7,198,882

Robert F. Friel Vice Chairman and President of Life and Analytical Sciences SBU	2006	$542,115	$739,051	$591,661	$1,170,648	$127,579	$69,245	$3,240,299

Jeffrey D. Capello Senior Vice President and Chief Financial Officer	2006	$377,885	$286,296	$227,354	$582,996	—	$58,591	$1,533,122

Richard F. Walsh Senior Vice President and Chief Administrative Officer	2006	$377,404	$300,006	$276,092	$637,375	$111,471	$56,048	$1,758,396

John A. Roush Senior Vice President and President of Optoelectronics SBU	2006	$350,000	$530,941	$168,273	$454,093	$11,341	$56,079	$1,570,727

NOTES

(1)	This column reflects the values recognized for restricted stock awards for financial statement reporting purposes for the fiscal year ended December 31, 2006, and thus may include amounts from awards granted during and prior to 2006. Please see a discussion of all assumptions used in the valuation of these awards in Note 19 to the consolidated financial statements in our 2007 Form 10-K.

(2)	This column reflects the values recognized for stock option awards for financial statement reporting purposes for the fiscal year ended December 31, 2006, and thus may include amounts from awards granted during and prior to 2006. Please see a discussion of all assumptions used in the valuation of these awards in Note 19 to the consolidated financial statements in our 2007 Form 10-K.

(3)	Each of the executive officers named in the Summary Compensation Table received long-term awards in 2006. These awards consist of stock options, performance-contingent restricted stock, and performance unit awards payable in cash. All awards were granted in January 2006 for the three-year performance period beginning in 2006 and are disclosed in the 2006 Grants of Plan Based Awards Table in this proxy statement. Outstanding stock option and restricted stock awards are also disclosed in the 2006 Outstanding Equity Awards at Fiscal Year End Table in this proxy statement. Please refer to the “Compensation Discussion and Analysis” above for a full description of these awards.

(4)

The amounts reported in this column reflect short-term incentive bonus payments and performance unit cash payments for performance in 2006. The short-term incentive bonus amounts include Performance Incentive Plan (PIP) and individual performance bonus cash payments for achievement against 2006 performance goals. The payment amounts were as follows: Mr. Summe: $1,250,000; Mr. Friel: $503,748; Mr. Capello: $360,696; Mr. Walsh: $281,695; and Mr. Roush: $231,793.

Performance unit cash awards were paid for achievement against 2006 performance goals under the 2004 LTIP. These units were granted in 2004 and were earned based on the achievement of EPS, profit margin and cash flow goals for fiscal year 2006. The cash payment was determined by multiplying the number of units earned by the closing stock price on the last business day of 2006 ($22.23). The payment amounts were as follows: Mr. Summe: $1,556,100; Mr. Friel: $666,900; Mr. Capello: $222,300; Mr. Walsh: $355,680; and Mr. Roush: $222,300.

Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(5)	The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above market earnings on deferred compensation.

(6)	The amounts reported in this column include our contributions of $11,000 to the PerkinElmer, Inc. Savings Plan for each of Messrs. Summe, Friel, Capello, Walsh, and Roush for 2006. Since 2001, we have maintained a 401(k) Excess Program whereby we contribute an amount to each officer’s deferred compensation plan account to compensate for the limitations on our ability to match the amounts the named executive officers contribute to the PerkinElmer, Inc. Savings Plan. For more information on this program, see “Retirement and Deferred Compensation Program: 401(k) Qualified and Excess Plans,” in the “Compensation Discussion and Analysis” above. The amounts reported in this column include our 401(k) excess contributions to the deferred compensation plan for 2006 as follows: Mr. Summe: $39,000; Mr. Friel: $16,250; Mr. Capello: $8,000; Mr. Walsh: $7,750; and Mr. Roush: $6,500. Also included are car allowance payments as follows: Mr. Summe: $25,000; Messrs. Friel, Capello, Walsh, and Roush: $17,498 each. A financial planning allowance is also provided to officers and is included in this column as follows: Mr. Summe: $20,000; Messrs. Friel, Capello, Walsh, and Roush: $12,000 each. This column also contains the aggregate incremental cost of personal use by Mr. Summe of an aircraft in which we own a fractional interest, which was $147,336 for 2006. This cost represents the incremental variable cost for personal flights, as set forth in invoices for such flights from the aircraft management company. We maintain a life insurance benefit for certain officers, including the named executive officers, of four times basic annual earnings. The premiums and associated gross-ups we paid for this benefit for 2006 are included in this column and are as follows: for Mr. Summe: $12,624 and $434; for Mr. Friel: $6,943 and $363; for Mr. Capello: $4,797 and $108; for Mr. Walsh: $4,734 and $244; and for Mr. Roush: $4,418 and $99. This column also includes 2006 annual premiums paid for WorldClinic medical travel coverage and the aggregate incremental cost of any personal use of tickets to sporting events.

2006 Grants of Plan-Based Awards

Name	Grant Date	Date of Compensation Committee Approval (5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Options Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Target (#)
Gregory L. Summe	1/31/2006 1/31/2006 1/31/2006 N/A N/A	1/24/2006(1) 1/24/2006(2) 1/24/2006(3) 1/24/2006(4) 7/25/2006(4)	$954,375 $350,000 $350,000	$1,908,750 $500,000 $500,000	$3,817,500 $1,000,000 $1,000,000	83,938	209,340	$22.58	$22.74	$1,908,750 $1,433,979

Robert F. Friel	1/31/2006 1/31/2006 1/31/2006 N/A N/A	1/24/2006(1) 1/24/2006(2) 1/24/2006(3) 1/24/2006(4) 7/25/2006(4)	$574,924 $134,750 $134,750	$1,149,848 $192,500 $192,500	$2,299,696 $385,000 $385,000	50,565	101,130	$22.58	$22.74	$1,149,848 $692,741

Jeffrey D. Capello	1/31/2006 1/31/2006 1/31/2006 N/A N/A	1/24/2006(1) 1/24/2006(2) 1/24/2006(3) 1/24/2006(4) 7/25/2006(4)	$229,970 $93,100 $93,100	$459,939 $133,000 $133,000	$919,878 $266,000 $266,000	20,226	42,475	$22.58	$22.74	$459,939 $290,954

Richard F. Walsh	1/31/2006 1/31/2006 1/31/2006 N/A N/A	1/24/2006(1) 1/24/2006(2) 1/24/2006(3) 1/24/2006(4) 7/25/2006(4)	$195,473 $91,875 $91,875	$390,946 $131,250 $131,250	$781,892 $262,500 $262,500	17,192	41,463	$22.58	$22.74	$390,946 $284,022

John A. Roush	1/31/2006 1/31/2006 1/31/2006 N/A N/A	1/24/2006(1) 1/24/2006(2) 1/24/2006(3) 1/24/2006(4) 7/25/2006(4)	$229,970 $85,750 $85,750	$459,939 $122,500 $122,500	$919,878 $245,000 $245,000	20,226	40,452	$22.58	$22.74	$459,939 $277,096

NOTES

(1)	Each of the named executive officers received a grant of performance units in 2006 under our 2005 Incentive Plan. Please refer to the “Compensation Discussion and Analysis” for a description of the performance unit program and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, our estimate of the maximum amount payable. The stock price used for calculation of estimated payments is $22.74, which was the closing stock price on the date the award was granted.

(2)	Each of the named executive officers received a grant of restricted shares in 2006 under our 2005 Incentive Plan which vest based on achievement of EPS goals. A description of this portion of our long-term incentive program is provided in the “Compensation Discussion and Analysis”. The amounts shown under “Target” are the number of shares that will vest based on achievement of all performance goals.

(3)

Each of the named executive officers received a grant of stock options in 2006 under our 2001 Incentive Plan. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low. The shares vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of our long-term incentive program and our equity grant practices.

(4)	Each of the named executive officers participated in our PIP bonus program in 2006. On January 24, 2006, the compensation and benefits committee approved financial goals for the PIP performance period beginning January 1, 2006 and ending June 30, 2006 (first half). On July 25, 2006, the committee approved financial goals for the PIP performance period beginning July 1, 2006 and ending December 31, 2006 (second half). The amounts shown under “Threshold” represent payment of 70% of the target PIP for the half-year performance period, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the half-year performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the half-year performance period, our estimate of the maximum amount payable.

The actual PIP payments for the first and second half 2006 performance periods have been paid. The total 2006 PIP payment to each named executive officer is provided in Note 4 to the Summary Compensation Table, and a description of PIP is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

(5)	On January 24, 2006, the compensation and benefits committee reviewed stock option, performance-contingent restricted share and performance unit grants for the named executive officers and approved them with an effective grant date on the third business day following the release of 2005 full year earnings, which was January 31, 2006. Therefore, the date of grant was after the release of material information regarding our 2005 financial performance.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory L. Summe	0	(1)	209,340	$22.580	1/31/2013				83,938	$1,865,942
	66,666	(1)	133,334	$22.220	1/3/2012				73,571	$1,635,483
	228,750	(2)	76,250	$16.435	10/22/2013				23,334	$518,715
	1,800,000	(3)	0	$30.860	4/25/2011
	950,000	(3)	0	$19.825	1/7/2010
	400,000	(3)	0	$13.625	1/20/2009
	500,000	(3)	0	$13.625	1/20/2009

Robert F. Friel	0	(1)	101,130	$22.580	1/31/2013				50,565	$1,124,060
	28,333	(1)	56,667	$22.220	1/3/2012				30,869	$686,218
	105,750	(2)	35,250	$16.435	10/22/2013				10,000	$222,300
	700,000	(3)	0	$30.860	4/25/2011
	300,000	(3)	0	$19.825	1/7/2010

Jeffrey D. Capello	0	(1)	42,475	$22.580	1/31/2013				20,226	$449,624
	8,333	(1)	16,667	$22.220	1/3/2012				11,547	$256,690
	27,000	(2)	9,000	$16.435	10/22/2013				3,334	$74,115
	25,000	(2)	12,500	$8.160	1/22/2010
	16,666	(1)	0	$12.225	5/1/2009
	75,000	(1)	0	$28.300	6/25/2008
	25,000	(3)	0	$28.300	6/25/2011

Richard F. Walsh	0	(1)	41,463	$22.580	1/31/2013				17,192	$382,178
	13,333	(1)	26,667	$22.220	1/3/2012				14,679	$326,314
	54,000	(2)	18,000	$16.435	10/22/2013				5,334	$118,575
	100,000	(1)	0	$7.475	7/22/2009
	450,000	(3)	0	$30.860	4/25/2011
	300,000	(3)	0	$19.825	1/7/2010
	60,000	(4)	0	$14.906	7/1/2008

John A. Roush	0	(1)	40,452	$22.580	1/31/2013	20,000	(5)	$444,600	20,226	$449,624
	8,333	(1)	16,667	$22.220	1/3/2012				6,667	$148,207
	10,000	(1)	5,000	$19.840	1/27/2011
	25,000	(1)	0	$8.160	1/22/2010
	20,000	(1)	0	$12.225	5/1/2009
	5,000	(1)	0	$32.400	1/16/2009
	15,000	(1)	0	$30.860	4/25/2008
	15,000	(1)	0	$44.328	1/5/2008
	16,000	(1)	0	$19.825	1/7/2007

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests at a rate of one-quarter annually on the anniversary of the date of grant over the first four years of the ten-year option term.

(3)	Vests 100% six years following date of grant with performance-contingent accelerated vesting based on the achievement of EPS growth goals. The option term is ten years.

(4)	Vests at a rate of one-fifth annually on the anniversary of the date of grant over the first five years of the ten-year term.

(5)	Vests at a rate of one-third annually on the anniversary of the date of grant (09/01/2005).

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Gregory L. Summe	0		110,119	$2,532,737
Robert F. Friel	0		55,435	$1,275,005
Jeffrey D. Capello	0		19,107	$439,461
Richard F. Walsh	0		32,672	$751,456
John A. Roush	30,000	$306,150	13,333	$259,659

NOTES

(1)	Reflects restricted shares which vested in 2006. On January 24, 2006, the compensation and benefits committee approved vesting on grants of performance-contingent restricted shares based on EPS performance in 2006. Based on achievement against a goal of three consecutive years of at least 15% EPS growth each year, the committee approved vesting for the following restricted shares granted in 2002: Mr. Summe: 50,000 shares; Mr. Friel: 30,000 shares; Mr. Capello: 10,000 shares; and Mr. Walsh; 20,000 shares. Based on achievement in excess of the 2006 EPS goal, the committee approved vesting for one-third of the restricted shares granted in 2004 under the 2004 LTIP: Mr. Summe: 23,333 shares; Mr. Friel: 10,000 shares; Mr. Capello: 3,333 shares; and Mr. Walsh: 5,333 shares. The committee approved vesting of one-third of the restricted shares granted in 2005 under the 2005 LTIP based on achievement in excess of the 2006 EPS goal as follows: Mr. Summe: 36,786 shares; Mr. Friel: 15,435 shares; Mr. Capello: 5,774 shares; Mr. Walsh: 7,339 shares; and Mr. Roush: 3,333 shares. The totals for Mr. Roush include one-third of a restricted share award with time-based vesting granted to him in 2005 which vested on September 1, 2006 (10,000 shares).

(2)	The following named executive officers elected to defer receipt of some or all of the vesting shares reflected in this column pursuant to the Non-Qualified Deferred Compensation Plan. Mr. Summe elected to defer $2,532,737 to be distributed in a lump sum at retirement or termination. Mr. Friel elected to defer $690,000 to be distributed in a lump sum one year following vest. Mr. Capello elected to defer $439,461 to be distributed in a lump sum at retirement or termination. Mr. Walsh elected to defer $751,456 to be distributed in a lump sum at retirement or termination. Mr. Roush elected to defer $76,659 to be distributed two years following vest.

(3)	Based on the fair market value determined on the date of exercise, less the option exercise price.

2006 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our named executive officers and the number of years of service credited to each of the named executive officers under the PerkinElmer, Inc. Employees Retirement Plan and the PerkinElmer, Inc. Supplemental Executive Retirement Plan. The present values were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (2) (#)	Present Value of Accumulated Benefit (1) (3) ($)	Payments During Last Fiscal Year ($)
Gregory L. Summe	PerkinElmer, Inc. Employees Retirement Plan	5	$50,007	$0
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	9	$1,501,787	$0

Robert F. Friel	PerkinElmer, Inc. Employees Retirement Plan	4	$44,021	$0
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	8	$491,674	$0

Jeffrey D. Capello	PerkinElmer, Inc. Employees Retirement Plan	0	$0	$0
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	0	$0	$0

Richard F. Walsh	PerkinElmer, Inc. Employees Retirement Plan	5	$60,791	$0
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	9	$437,040	$0

John A. Roush	PerkinElmer, Inc. Employees Retirement Plan	8	$43,641	$0
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	0	$0	$0

NOTES

(1)	Includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested. Messrs. Summe, Friel and Walsh participate in the Supplemental Executive Retirement Plan but were not vested in 2006 because none had reached age 55. Messrs. Summe, Friel, Walsh and Roush are vested in their Employees Retirement Plan benefit because each has at least five years of vesting service credit under the plan.

(2)	For the Employees Retirement Plan, the number of years of credited service varies from years of service with PerkinElmer for Messrs. Summe, Friel and Walsh because their accruals ceased March 15, 2003. Mr. Capello has no credited service because he joined PerkinElmer after the plan was closed to new members and is not eligible. The number of years of credited service for Mr. Roush is the same as his years of service with PerkinElmer because he continues to accrue benefits under this plan.

Only Messrs. Summe, Friel and Walsh are eligible for benefits under the Supplemental Executive Retirement Plan and their number of years of credited service under that plan matches their years of service with PerkinElmer. Messrs. Capello and Roush are not eligible for this plan and therefore show zero years of credited service for the Supplemental Executive Retirement Plan.

(3)	The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 16 to the consolidated financial statements in our 2007 Form 10-K.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan in which most U.S. employees employed as of January 31, 2001 by our Optoelectronics business are active participants. We closed the retirement plan to new employees as of January 31, 2001 and employees of our Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of our Analytical Instruments strategic business unit and our corporate office. Mr. Roush currently accrues benefits under the retirement plan because he was hired into our Optoelectronics business unit prior to January 31, 2001. None of the other executive officers named in the Summary Compensation Table accrued benefits under the retirement plan after March 15, 2003. The retirement plan has the following features:

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85 percent of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75 percent of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2006, the maximum annual compensation for these purposes was $220,000. The maximum benefit payable from the retirement plan for 2006 is $175,000.

All of our employees who participate in the retirement plan are required either to complete five years of service with us or reach their normal retirement date, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, which provides additional benefits for our officers named in the Summary Compensation Table, except for Mr. Capello who joined PerkinElmer after the plan was closed to new entrants, and Mr. Roush, who became an officer after the plan was closed to new entrants. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service (please see “Potential Payments upon Termination or Change in Control,” below, for more information.) If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50 percent of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant. We closed the supplemental plan to new participants effective July 1, 2000.

The supplemental plan provides an annual benefit payable at retirement, in addition to the benefit payable from the retirement plan described above. Under the supplemental plan, a participant will be entitled to receive an annual payment equal to 0.85 percent of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75 percent of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). None of the named executive officers were eligible for early retirement in 2006 as none had reached age 55.

2006 Non-Qualified Deferred Compensation

The following table presents 2006 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year (1)(3) ($)	Registrant Contributions in Last Fiscal Year (2)($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (4) ($)
Gregory L. Summe	$3,315,038	$39,000	-$	473,223	$38,585	$9,338,333
Robert F. Friel	$843,941	$16,250	-$	10,856	$472,320	$1,581,752
Jeffrey D. Capello	$436,306	$8,000	-$	15,614	$0	$530,426
Richard F. Walsh	$1,109,488	$7,750	-$	100,523	$0	$4,774,848
John A. Roush	$75,992	$6,500	-$	8,045	$0	$197,819

NOTES

(1)	The amounts in this column reflect officer contributions to our deferred compensation plan as follows: Mr. Summe: 143,452 vested shares from the 2004 and 2005 LTIP grants, and from two restricted share grants in 2002 (granted on 1/2/2002 and 1/16/2002); Mr. Friel: 36,667 vested shares from two restricted share grants in 2002 (granted on 1/2/2002 and 1/16/2002); Mr. Capello: 19,107 vested shares from a restricted share grant (granted on 5/1/2002) and from the 2004 and 2005 LTIP grants; Mr. Walsh: $407,116 from a 2004 LTIP performance unit payment, and 39,339 vested shares from the 2004 and 2005 LTIP grants and from two restricted share grants in 2002 (granted on 1/2/2002 and 1/16/2002); and Mr. Roush: 3,333 vested shares from the 2005 LTIP grant.

(2)	The amounts in this column represent contributions under our 401(k) Excess Program to our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)	The amounts in this column include the value of shares contributed to the deferred compensation plan by named executive officers in 2006 (see Note 1 above). The values recognized for these awards for financial statement reporting purposes for the fiscal year ended December 31, 2006 is also reflected in the Summary Compensation Table of this proxy statement.

(4)	The amounts in this column include the value of shares contributed to the deferred compensation plan by named executive officers in 2006 (see Note 1 above). The values recognized for these awards for financial statement reporting purposes for the fiscal year ended December 31, 2006 is also reflected in the Summary Compensation Table of this proxy statement.

Non-Qualified Deferred Compensation Plan

PerkinElmer maintains the PerkinElmer, Inc. Deferred Compensation Plan to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

Under this plan, eligible employees may elect to defer (a) up to 50% of base salary, (b) up to 100% of annual PIP bonus payments, and (c) up to 100% of stock grants. Executives eligible for award under our LTIP may also elect to defer up to 100% of performance unit cash payments. Company 401(k) Excess contributions are deposited to deferred compensation plan accounts for those executives who are eligible to receive them. An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance.

The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants make deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment receive a lump sum distribution after termination. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

Potential Payments upon Termination or Change in Control

Under the employment agreement we have with our named executive officers, each is entitled to certain compensation from us in the event of a change in control of PerkinElmer or the termination of their employment with us. Different terms apply if the termination occurs if we terminate employment after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of December 31, 2006 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Change in Control

Our named executive officers are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

Our named executive officers’ agreements provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Summe, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period;

•	full vesting of all outstanding restricted stock and option awards;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option);

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above);

•	agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control; and

•	we may no longer terminate the employment of the executive without cause.

Termination after a Change in Control

If the executive’s employment with us is terminated within 36 months after a change in control by us other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•	the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three.

•

Continued participation in all employee benefit plans and arrangements for 36 months following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under these employment agreements, our executive officers are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or born by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

Termination without Cause

If we terminate the employment of any of our named executive officers other than Mr. Summe without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and previous year’s bonus);

•	continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment; and

•

if the executive is a participant, credit for an additional year of service (three years in the case of Mr. Summe) for the purposes of determining the amount the executive is entitled to receive under our SERP.

We may only terminate Messrs. Walsh and Friel’s employment without cause by providing written notice one year in advance of the termination date, after which the compensation described above would be payable. Our agreements with Messrs. Capello and Roush provide that each execute a severance agreement and release before we begin severance payments.

If we terminate Mr. Summe’s employment without cause (as defined in his agreement) other than after a change in control, for a period equal to his existing term of employment or the three years following the termination, whichever period is longer, he is entitled to receive the benefits received by the named executive officers listed above and also:

•	full vesting of all restricted stock awards as of the date of termination; and

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term or one year from the termination.

Disability

If any of our executives is determined to be “disabled” (as defined in his or her employment agreement) for 184 continuous days, our board of directors may terminate his or her employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 184 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term benefit plan;

•	During the twelve months after 184 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan;

If the disability continues for the period described above and employment then terminates, we will pay the executive payments equal to the difference between the executive’s salary and our post-employment payments under our long-term disability plan.

If a named executive officer is (1) terminated for cause (as defined in agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his or her full salary through the date of termination, after which obligations for payment cease. PerkinElmer’s obligations to Mr. Summe under his agreement also terminate at the end of the month in which he turns sixty-five.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 31, 2006 for Gregory L. Summe, Chairman and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause/ Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$3,000,000	$—	$—	$—	$3,000,000
Bonus	$—	$5,155,650	$—	$—	$—	$5,155,650
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$86,829	$—	$—	$—	$86,829
Perquisite Benefit Continuation	$—	$702,311	$—	$—	$—	$702,311
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (3)	$—	$—	$—	$—	$4,729,674	$4,730,000
Restricted Stock and Option Awards (4)
Accelerated Vesting of Restricted Stock	$—	$2,061,699	$—	$—	$2,061,699	$2,061,699
Accelerated Vesting of Options	$—	$—	$—	$—	$443,202	$443,202
Performance Unit Program of LTIP	$—	$—	$2,834,399	$2,834,399	$4,795,545	$4,795,545

Total to Executive	$—	$11,006,489	$2,834,399	$2,834,399	$12,030,120	$20,975,236

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$8,155,144

NOTES

(1)

As provided in Mr. Summe’s employment agreement, during the first 184 days of continuous disability, we will make periodic payments to Mr. Summe equal to the difference between his base salary and the benefits provided by our Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Summe’s employment agreement, during the twelve-month notice period following the first 184 days of continuous disability, we will make periodic payments to Mr. Summe equal to the difference between his base salary and the benefits provided by our Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided for by the Supplemental Executive Retirement Plan, upon death prior to age 55, Mr. Summe’s Eligible Spouse (as defined in the SERP) is entitled to receive an annual life annuity of $161,000 commencing on the day Mr. Summe would have attained age 55, provided Mr. Summe’s Eligible Spouse is still living.

(4)	As provided in Mr. Summe’s employment agreement, in the event of his “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. We were unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, we produced valuations ranging from $0 to $3.7 million.

Additionally, as provided in Mr. Summe’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Summe’s termination date or (b) the expiration date of the original term of the option award. Based on reasonable assumptions, we believe that this provision which extends the option term would not have value in the event of a change in control.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 31, 2006 for Robert F. Friel, Vice Chairman and President of our Life and Analytical Sciences SBU.

Executive Benefits and Payments	Termination by Company for Cause/ Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$550,000	$—	$—	$—	$1,650,000
Bonus	$—	$610,000	$—	$—	$—	$1,830,000
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$22,991	$—	$—	$—	$68,973
Perquisite Benefit Continuation	$—	$53,113	$—	$—	$—	$145,338
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (3)	$—	$—	$—	$—	$1,624,128	$1,624,000
Restricted Stock and Option Awards (4)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$1,092,471	$1,092,471
Accelerated Vesting of Options	$—	$—	$—	$—	$204,840	$204,840
Performance Unit Program of LTIP	$—	$—	$1,312,320	$1,312,320	$2,363,787	$2,363,787

Total to Executive	$—	$1,236,104	$1,312,320	$1,312,320	$5,285,226	$8,979,409

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$3,212,768

NOTES

(1)	As provided in Mr. Friel’s employment agreement, during the first 184 days of continuous disability, we will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by our Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Friel’s employment agreement, during the twelve-month notice period following the first 184 days of continuous disability, we will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by our Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided for by the Supplemental Executive Retirement Plan, upon death prior to age 55, Mr. Friel’s Eligible Spouse (as defined in the SERP) is entitled to receive an annual life annuity of $49,000 commencing on the day Mr. Friel would have attained age 55, provided Mr. Friel’s Eligible Spouse is still living.

(4)	As provided in Mr. Friel’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on reasonable assumptions, we believe that this provision which extends the option term would not have value in the event of a change in control.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 31, 2006 for Jeffrey D. Capello, Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause/ Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$380,000	$—	$—	$—	$1,140,000
Bonus	$—	$325,000	$—	$—	$—	$975,000
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$20,845	$—	$—	$—	$62,535
Perquisite Benefit Continuation	$—	$44,608	$—	$—	$—	$119,823
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$428,083	$428,083
Accelerated Vesting of Options	$—	$—	$—	$—	$228,197	$228,197
Performance Unit Program of LTIP	$—	$—	$494,796	$494,796	$911,432	$911,432

Total to Executive	$—	$770,453	$494,796	$494,796	$1,567,712	$3,865,070

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,507,110

NOTES

(1)

As provided in Mr. Capello’s employment agreement, during the first 184 days of continuous disability, we will make periodic payments to Mr. Capello equal to the difference between his base salary and the benefits provided by our Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Capello’s employment agreement, during the twelve-month notice period following the first 184 days of continuous disability, we will make periodic payments to Mr. Capello equal to the difference between his base salary and the benefits provided by our Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided in Mr. Capello’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Capello’s termination date or (b) the expiration date of the original term of the option award. Based on reasonable assumptions, we believe that this provision which extends the option term would not have value in the event of a change in control.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 31, 2006 for Richard F. Walsh, Senior Vice President and Chief Administrative Officer.

Executive Benefits and Payments	Termination by Company for Cause/ Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$375,000	$—	$—	$—	$1,125,000
Bonus	$—	$393,751	$—	$—	$—	$1,181,253
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$21,053	$—	$—	$—	$63,159
Perquisite Benefit Continuation	$—	$44,494	$—	$—	$—	$119,483
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan (3)	$—	$—	$—	$—	$1,432,881	$1,433,000
Restricted Stock and Option Awards (4)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$417,946	$417,946
Accelerated Vesting of Options	$—	$—	$—	$—	$104,577	$104,577
Performance Unit Program of LTIP	$—	$—	$591,838	$591,838	$989,928	$989,928

Total to Executive	$—	$834,298	$591,838	$591,838	$2,945,332	$5,434,346

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$1,087,150	$2,321,388

NOTES

(1)	As provided in Mr. Walsh’s employment agreement, during the first 184 days of continuous disability, we will make periodic payments to Mr. Walsh equal to the difference between his base salary and the benefits provided by the our Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Walsh’s employment agreement, during the twelve-month notice period following the first 184 days of continuous disability, we will make periodic payments to Mr. Walsh equal to the difference between his base salary and the benefits provided by our Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided for by the Supplemental Executive Retirement Plan, upon death prior to age 55, Mr. Walsh’s Eligible Spouse (as defined in the SERP) is entitled to receive an annual life annuity of $37,000 commencing on the day Mr. Walsh would have attained age 55, provided Mr. Walsh’s Eligible Spouse is still living.

(4)	As provided in Mr. Walsh’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Walsh’s termination date or (b) the expiration date of the original term of the option award. Based on reasonable assumptions, we believe that this provision which extends the option term would not have value in the event of a change in control.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 31, 2006 for John A. Roush, Senior Vice President and President of our Optoelectronics SBU.

Executive Benefits and Payments	Termination by Company for Cause/ Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$350,000	$—	$—	$—	$1,050,000
Bonus	$—	$265,000	$—	$—	$—	$795,000
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$20,273	$—	$—	$—	$60,819
Perquisite Benefit Continuation	$—	$43,099	$—	$—	$—	$115,297
Disability Benefits (1)(2)	$—	$—	$—	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$818,464	$818,464
Accelerated Vesting of Options	$—	$—	$—	$—	$12,117	$12,117
Performance Unit Program of LTIP	$—	$—	$409,225	$409,225	$783,076	$783,076

Total to Executive	$—	$678,372	$409,225	$409,225	$1,613,657	$3,634,773

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$617,576	$1,618,737

NOTES

(1)

As provided in Mr. Roush’s employment agreement, during the first 184 days of continuous disability, we will make periodic payments to Mr. Roush equal to the difference between his base salary and the benefits provided by our Short Term Disability Income Plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Roush’s employment agreement, during the twelve-month notice period following the first 184 days of continuous disability, we will make periodic payments to Mr. Roush equal to the difference between his base salary and the benefits provided by our Long Term Disability Income Plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary, up to a maximum of $15,000 per month.

(3)	As provided in Mr. Roush’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Roush’s termination date or (b) the expiration date of the original term of the option award. Based on reasonable assumptions, we believe that this provision which extends the option term would not have value in the event of a change in control.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

	(a)	(b)	( c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by holders of PerkinElmer securities (2)	10,499,775	$23.98	8,437,573	(2)

Equity compensation plans not approved by holders of PerkinElmer securities (3)	1,881,997	$19.29	441,767

Total	12,381,772	$23.27	8,879,340

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2006, shares available for issuance under equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations contained in those plans.

(2)	Includes 1,747,879 shares which remain issuable under our 1998 Employee Stock Purchase Plan, of which approximately 52,000 shares are issuable in connection with the current offering period, which ends on June 30, 2007. To the extent that any outstanding option under our 1999 Incentive Plan, 2001 Incentive Plan, or 2005 Incentive Plan, all of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2001 Incentive Plan, for options originally issued under either the 1999 Incentive Plan or the 2001 Incentive Plan, or under our 2005 Incentive Plan for options originally issued under the 2005 Incentive Plan.

(3)	This table excludes an aggregate of 196,272 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $21.81. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company. This table includes the options outstanding and shares available for issuance under our Life Sciences Incentive Plan.

Non-Shareholder Approved Plans

Life Sciences Incentive Plan

We assumed the Life Sciences Incentive Plan when we acquired Packard BioScience Company. The Life Sciences Incentive Plan, our 2001 Incentive Plan, and our 2005 Incentive Plan are the only three plans from which we continue to make grants. The 2001 and 2005 plans were approved by our shareholders; the Life Sciences Plan was not. For more information about our 2001 and 2005 Incentive Plans, please see “Components of the Executive Officer Compensation Program” above.

Shares Subject to Plan: A maximum of 2,322,606 shares in the Life Sciences Plan, as adjusted, were approved by the shareholders of the Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the Life Sciences Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, are returned to the Life Sciences Plan and become available for future grant.

Eligibility: Our employees, excluding officers and directors, and any individuals who have accepted an offer of employment, are eligible to be granted options or awards under the Life Sciences Plan.

Administration: The Life Sciences Plan is administered by our board of directors. The board has the authority to grant options and awards and to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the Life Sciences Plan to one or more committees of the board.

Terms and Conditions: Under the Life Sciences Plan, the board may grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant may not be less than 100% of the fair market value of the common stock at the time the option is granted. The option term cannot exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events: Under the Life Sciences Plan, in the event of our proposed liquidation or dissolution, the board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. The board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, the board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, the board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment: The board may, at any time, amend, suspend or terminate the plans.

Other Plans

We granted options to our Chief Executive Officer in January 1999 under a plan that was not approved by our shareholders.

Shares Subject to the Plan: A maximum of 900,000 shares in the plan were approved for awards under the plan. Appropriate adjustments will be made to the shares subject to options outstanding under the plan upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure. The options granted to our Chief Executive Officer were the sole awards authorized for grant under the plan. No additional grants may be made under the plan.

Administration: The plan is administered by our board of directors. The board has the authority to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the plan to one or more committees of the board.

Terms and conditions: We made two option grants totaling 900,000 shares to our Chief Executive Officer under this plan. The first grant was made on January 8, 1998, for 400,000 shares with a per share exercise price of $10.59 and an expiration date in January 2008. The option vested in full in January 2001. The second grant was made on January 20, 1999, for 500,000 shares with a per share exercise price of $13.63 and an expiration date in January 2009. The option vested in full in January 2000. Vesting of the second option accelerated based on satisfaction of the performance target of 50% cumulative growth in our earnings per share within two (2) years or less over the base year 1998, adjusted for the effects of acquisitions and divestitures. In each case, the option exercise price represented the fair market price of the stock on the date of grant. Upon the death or total disability of the optionee, he or his estate has one year to exercise vested options. Upon retirement at a PerkinElmer-recognized retirement age, the optionee has the earlier of three (3) years or January 2009 to exercise vested options. Upon termination of the optionee’s employment, all further vesting stops and all unvested shares are cancelled. Upon a change in control of PerkinElmer, all unvested options become 100% vested.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On January 24, 2007, our audit committee selected the firm of Deloitte & Touche LLP, independent public accountants, to act as our auditors and to audit the books of PerkinElmer and its subsidiaries for the 2007 fiscal year, which ends on December 30, 2007. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002 to serve as our independent auditors for the 2002 fiscal year. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

TO APPROVE AMENDMENTS TO THE COMPANY’S ARTICLES OF ORGANIZATION AND BY-LAWS TO REQUIRE A MAJORITY VOTE FOR UNCONTESTED ELECTIONS OF DIRECTORS

The company’s board of directors recommends that its shareholders approve the company’s proposal to amend its Articles of Organization and By-laws to require that a candidate in an uncontested election for director will be elected as a director only if the votes cast for his or her election exceed the votes cast against his or her election. In contested elections, the vote standard would continue to be a plurality of votes cast.

Current Standard

Massachusetts law provides that, unless otherwise specified in a company’s Articles of Organization or By-laws, directors are elected by a plurality of the votes cast. The company’s By-laws today include this plurality standard for elections of directors by shareholders, so a director nominee with the most votes cast in his or her favor is elected, notwithstanding any withheld votes.

Description of Proposed Amendments

The proposed amendments to the company’s Articles of Organization and By-laws to implement majority voting are set forth in Appendix A to this proxy statement. The amendment to the company’s Articles of Organization is an enabling provision, which permits the amendment of the By-laws that implements the majority vote standard in director elections other than contested elections.

If these amendments of the Articles of Organization and By-laws are not approved, the existing plurality vote standard in the By-laws will remain in effect.

Reasons for Recommendation

Shareholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than be elected under the plurality voting standard. In response, a number of public companies have recently adopted charter or by-law provisions requiring a majority vote standard, or a by-law or policy requiring a director who does not receive such a majority to submit his or her resignation from the board. Such a post-election resignation policy or by-law is designed to address what happens to a director who failed to receive sufficient votes for re-election but who, under state law, would otherwise remain in office until his or her successor is elected at the next annual meeting.

To be responsive to the desires of our investors, the board of directors of the company recommends that the company’s shareholders vote in favor of the proposed amendments to the company’s Articles of Organization and By-laws set forth in this proxy statement to implement a majority voting standard.

The board is aware that a plurality standard would provide greater certainty that the annual election of directors by shareholders will result in a full board of directors, and that the proposed change to a majority voting standard would not have had any effect on the company’s election of directors in the recent past because director nominees have received votes exceeding a majority of the votes cast. However, the board believes that a majority voting standard for uncontested director elections will give shareholders a significant voice in and responsibility for the election of the company’s directors, and believes that the company should take a leadership role in promoting best practices in corporate governance. The board also recognizes that a majority voting standard will result in only directors with broad acceptability being elected, and may enhance the accountability of each board member to the shareholders. As a result, the company’s board of directors has determined that a majority vote standard in uncontested elections for directors would be in the best interest of the company.

Effectiveness of Amendments

If approved, the amendment of the company’s Articles of Organization will become effective upon the filing of Articles of Amendment to the company’s Articles of Organization with the Secretary of State of Massachusetts. The company would make that filing promptly after approval of this proposal at the 2007 annual meeting. The amendment of the company’s By-laws would be effective at the same time. The new majority vote standard would then be applicable to the election of the company’s directors at the 2008 annual meeting (if uncontested) and to any earlier uncontested election of directors occurring after these amendments become effective. If the proposed amendments to the company’s Articles of Organization and By-laws are approved, the Board also will make minor conforming changes to the resignation policy.

Vote Required

This proposal to amend the company’s Articles of Organization and the By-laws must be approved by the holders of two-thirds of the outstanding shares of common stock present in person or represented by proxy at the meeting. Abstentions from voting and broker non-votes will have the effect of a vote against this proposal.

The Board of Directors urges you to vote FOR this proposal.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

The International Brotherhood of Electrical Workers’ Pension Benefit Fund (IBEW PBF), 900 Seventh Street, NW, Washington, DC, 20001, holder of 2,829 shares of our common stock, has submitted the following resolution for adoption at the meeting.

Pay-for-Superior-Performance Proposal

“RESOLVED: That the shareholders of PerkinElmer, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.”

SUPPORTING STATEMENT FROM THE IBEW PBF

“We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

We urge you to vote FOR this resolution.”

PERKINELMER’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

Your board of directors opposes this proposal because it is too restrictive, unnecessary and not in the best interests of PerkinElmer or its shareholders. The board of directors and the compensation and benefits committee of the board, firmly believe that compensation plans should be designed and implemented to promote long-term shareholder value creation with market-based competitive pay levels. This philosophy is a central, guiding principle of our executive officer compensation program.

•	PerkinElmer maintains a pay-for-performance compensation philosophy. Our executive incentive programs are designed to pay based on achievement of specific and measurable performance targets.

•

The board evaluates executive target compensation levels and company performance in comparison to peer companies’ annually. Our programs are targeted to pay above peer and market median levels only when performance exceeds target objectives.

•

We believe that the performance measures and targets used for PerkinElmer executive compensation programs should be aligned to PerkinElmer’s specific short- and long-term business objectives, which may be different from those published by our competitors.

•	It is important that the board retain the ability to exercise judgment in the development and administration of executive compensation.

Our board and our compensation and benefits committee strongly believe in tying executive compensation to performance. Consistent with this pay-for-performance philosophy, the committee has structured an executive compensation program under which the majority of pay is performance-based. Base salaries are set at market levels. The cash bonus program pays out based on the achievement of revenue growth, earnings per share and cash flow targets, as well as performance against non-financial goals. The long-term incentive program consists of stock options, restricted stock with performance-based vesting, and performance units. Stock options are granted at fair market value and only deliver value to the executive if the stock price rises. Restricted shares vest only upon the achievement of specific earnings per share growth targets. The performance unit payments are tied to both stock price growth and the achievement of earnings per share, cash flow, net margin, and revenue growth targets. As a result, if the company fails to achieve its goals, PerkinElmer’s executives will not receive a significant portion of their target compensation.

As further described in the Compensation Discussion & Analysis portion of this proxy statement, the committee structures our executive compensation programs so that an executive’s compensation exceeds median levels for peer companies and the market only when the company’s and the executive’s performance exceeds target objectives. Working with its independent advisors, the committee annually reviews each executive’s pay and assigns the executive a target pay level that approximates peer company median levels for comparable positions. Above-median pay levels can only be achieved when performance exceeds target objectives and pay levels will fall below peer and market median when results are below target.

Our board and the committee agree with the International Brotherhood of Electrical Workers’ Pension Benefit Fund that benchmarking financial and stock price performance against peer companies can be a useful metric for evaluating executive performance. The committee annually evaluates company performance against peer company performance over a number of financial measures including stock price performance.

However, the board and the committee strongly disagree with the International Brotherhood of Electrical Workers’ Pension Benefit Fund’s proposition that performance objectives that represent strong and superior performance should only be defined in relation to peer performance. We believe that the International Brotherhood of Electrical Workers’ Pension Benefit Fund’s proposal would significantly restrict the board and the committee in selecting performance measures and defining performance objectives that support the achievement of the company’s short and long-term business strategy and, ultimately, long-term shareholder value creation. The board and the committee believe a wide range of performance metrics should be considered, not just those capable of being benchmarked against our peers. Additionally, peer performance levels may not always be an accurate measure of our company’s performance levels. That is to say, given the unique characteristics of our business, or other external factors which could disproportionally impact our company (or, conversely, our peers), what is strong performance by any absolute measure could be inappropriately and unduly characterized as weak or superior performance relative to peers. The committee also believes that no other company or group of companies will ever be perfectly comparable to our company, and there could be situations where, in the judgment of our board and the committee, our company is performing favorably compared to competitors and yet, because of portions of their businesses that are not comparable or other external factors, the performance of these companies is in absolute terms superior to ours. We believe that it is critical that our board and the committee retain the ability to exercise judgment in circumstances such as these, so that our executives are appropriately motivated and fairly compensated.

OUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF PERKINELMER AND OUR SHAREHOLDERS. THEREFORE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE APPROVAL OF THIS PROPOSAL.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements, with the exception of the following late filings reporting the deferral of cash compensation into shares of notional common stock of PerkinElmer in the individual’s deferred compensation account: (i) one filing reporting one transaction during 2001 on behalf of Mr. Friel; (ii) one filing reporting four transactions during 2005-2006 on behalf of Mr. Lopardo; (iii) one filing reporting four transactions during 2005-2006 on behalf of Mr. Michas; (iv) one filing reporting one transaction during 2005 on behalf of Ms. O’Hara; (v) one filing reporting one transaction during 2001 on behalf of Mr. Summe; and (vi) one filing reporting two transactions during 1999-2000 on behalf of Mr. Walsh.

SHAREHOLDER PROPOSALS

FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2008 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 17, 2007.

Shareholders who wish to nominate a director for election at the 2008 annual meeting should notify PerkinElmer no later than February 9, 2008, or such nomination will not be timely. If our annual meeting is held earlier than April 4, 2008 or has not been held by June 23, 2008, then shareholders should send notice to us no later than the 75th day before the annual meeting or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Our By-laws specify the information the notice should contain to be effective.

Shareholders who wish to present a proposal at the 2008 annual meeting – other than one that will be included in our proxy materials – should send notice to PerkinElmer by January 31, 2008. If a shareholder proposal is not submitted by this date and it is properly brought before the 2008 annual meeting, we may exercise voting discretion to vote the proxies that the board of directors solicits for the 2008 annual meeting on such shareholder proposal in accordance with our best judgment. If a shareholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The corresponding proposal submission date for the 2007 annual meeting was February 1, 2007. We have discretionary authority to vote the proxies that the board of directors solicits for the 2007 annual meeting on any shareholder proposals properly brought before the 2007 annual meeting with respect to which PerkinElmer was not notified by that date.

By Order of the Board of Directors,

GREGORY L. SUMME
Chief Executive Officer and President

Waltham, Massachusetts

March 16, 2007

APPENDIX A

Articles of Amendment

PerkinElmer, Inc., having a registered office at 101 Federal Street, Boston, Massachusetts 02110, certifies as follows:

FIRST, Article VI of the Restated Articles of Organization of the corporation are amended by this Amendment.

SECOND, this Amendment was duly adopted and approved on January 24, 2007 by the board of directors and by the shareholders in the manner required by law and the Articles of Organization.

THIRD, the specific text of the amendments effected by this Amendment is as follows:

Article VI is amended to add the following at the end thereof:

The By-laws of this Corporation may, but are not required to, provide that in a meeting of stockholders other than a Contested Election Meeting (as defined below), a nominee for director shall be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In a Contested Election Meeting, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of stockholders shall be a “Contested Election Meeting” if, as of the day immediately preceding the date of this Corporation’s first notice to stockholders of such meeting sent pursuant to Section 4 of Article I of this Corporation’s By-laws, as such date is stated in such notice, either (i) there is any person nominated for election as a director at such meeting who was not nominated for election as a director by the Board of Directors, and such nomination other than by the Board of Directors has not been withdrawn, or (ii) there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting.

FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.

FIFTH, this Amendment does not change the number of shares or par value (if any) of any type, or designate a class or series, of stock, or change a designation of any class or series of stock.

The foregoing amendments will become effective at the time and on the date when these Articles of Amendment are approved by the Division.

Signed by

(Please check appropriate box)

☐    Chairman of the board of directors,

☐    President,

☐    Other officer,

☐    Court-appointed fiduciary,

on this [                ] day of [                    ], 2007.

Majority Voting By-law Amendment

Section 8 of Article I of the Amended and Restated By-laws of PerkinElmer, Inc. shall be replaced in its entirety with the following: (Note: In order to make the amendment to the following provisions clearer, the text added has been underlined and made bold, and the text deleted has been marked with a strikethrough.)

8. Action at Meeting. When a quorum is present, the vote of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the vote of a majority of the stock of that class present or represented and voting on a matter), except where a larger vote is required by law, the Articles of Organization or these By-laws, shall decide any matter to be voted on by the stockholders other than an election of directors. ~~Any election by stockholders~~

A-1

~~shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.~~ A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders that is a Contested Election Meeting (as defined below). A meeting of stockholders shall be a “Contested Election Meeting” if, as of the day immediately preceding the date of the corporation’s first notice to stockholders of such meeting sent pursuant to Section 4 of Article I of these By-laws, as such date is stated in such notice, either (i) there is any person nominated for election as a director at such meeting who was not nominated for election as a director by the Board of Directors, and such nomination other than by the Board of Directors has not been withdrawn, or (ii) there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The corporation shall not directly or indirectly vote any share of its stock. Nothing in this Section shall be construed as limiting the right of this corporation to vote shares of stock held directly or indirectly by it in a fiduciary capacity. In the event that a vote of stockholders of this corporation is required to approve an agreement to consolidate this corporation with another corporation to form a new corporation, or to merge this corporation into another corporation, or to merge or consolidate another corporation into this corporation, the vote of two-thirds of each class of stock of this corporation outstanding and entitled to vote on the question, voting separately, shall be necessary for the approval of such agreement.

A-2

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 24, 2007, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX B

PROXY
PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders April 24, 2007

The undersigned hereby appoints Gregory L. Summe and Robert F. Friel, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 24, 2007, at 10:30 a.m., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS To elect 01 Robert F. Friel, 02 Nicholas A. Lopardo, 03 Alexis P. Michas,

                                                 04 James C. Mullen, 05 Dr. Vicki L. Sato, 06 Gabriel Schmergel, 07 Kenton J. Sicchitano,

                                                 08 Gregory L. Summe and 09 G. Robert Tod for terms of one year each.

2. RATIFICATION OF AUDITORS To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.
3. MAJORITY ELECTION OF DIRECTORS To approve amendments to the Company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors.

4. SHAREHOLDER PROPOSAL To request that the Company’s Board of Directors establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

PerkinElmer, Inc.
Annual Meeting of Shareholders

April 24, 2007

10:30 a.m.

Company’s Corporate Offices

940 Winter Street

Waltham, Massachusetts

This is your admission ticket to the Annual Meeting of Shareholders of PerkinElmer, Inc. to be held on Tuesday, April 24, 2007 at the Company’s corporate offices located at 940 Winter Street, Waltham, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the shareholder whose name appears on it and is non-transferable.

B-1

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed on the reverse side; FOR the ratification of Deloitte & Touche LLP as independent auditors; FOR the amendments to the Company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors; and AGAINST the shareholder proposal.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1				The Board of Directors recommends a vote FOR Proposal 2	FOR	AGAINST	ABSTAIN
1. To elect nine nominees for Director for terms of one year each (see reverse);				2. To ratify the appointment of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.	☐	☐	☐
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
				The Board of Directors recommends a vote FOR Proposal 3	FOR	AGAINST	ABSTAIN
				3. To approve amendments to the Company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors.	☐	☐	☐
				The Board of Directors recommends a vote AGAINST Proposal 4	FOR	AGAINST	ABSTAIN
FOR except vote withheld from the following nominee(s):				4. Shareholder proposal to request that the Company’s Board of Directors establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives.	☐	☐	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature _______________________	Date __________________________	Signature _______________________	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

é    FOLD AND DETACH HERE    é

WE ENCOURAGE YOU TO TAKE ADVANTAGE

OF INTERNET OR TELEPHONE VOTING

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pki Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.